Exhibit 10.1
BARNES & NOBLE EDUCATION, INC.
120 Mountainview Boulevard
Basking Ridge, New Jersey 07920

December 1, 2022
Mr. David W.B. Nenke
[...]
Dear Mr. Nenke:

This letter (“Resignation Letter”) sets forth the agreement between you and Barnes & Noble Education, Inc. (the “Company”) regarding your resignation from the Company and its affiliates effective as of December 6, 2022 (the “Resignation Date”).

You and the Company intend that you will remain an employee of the Company through the Resignation Date, unless otherwise mutually agreed in writing. Through the Resignation Date, your employment will continue to be governed by the terms of your letter agreement between you and the Company dated February 19, 2021 and the Agreement Regarding Certain Terms and Conditions of Employment dated February 19, 2021 (collectively, the “Letter Agreement”, which is hereby reaffirmed and made a part of this Resignation Letter), and you agree that, in addition to your regular duties, you will assist with the transition of your duties as directed by the Chief Executive Officer of the Company. In the event of any conflict between provisions of the Letter Agreement and this Resignation Letter, the terms of this Resignation Letter shall control.

If you remain employed by the Company through the Resignation Date, you hereby voluntarily resign from all other positions with the Company and its affiliates as of and effective on such Resignation Date. You agree to execute such documents and take such other actions as the Company may request to reflect such resignations as of and effective on such Resignation Date. The Company agrees to provide you an opportunity to review and consult with you on any internal and external communications relating to your resignation prior to their first use.

Absent your termination for Cause (as defined in the Letter Agreement) or voluntary resignation without Good Reason (as defined in the Letter Agreement) prior to the Resignation Date, the Company agrees to provide you the payment specified in the “Severance Benefits” paragraph of the Letter Agreement, subject to your signing the General Release and Waiver attached as Exhibit A (the “Release”) on or within 21 days following the Resignation Date and not revoking such Release. The payments you will receive pursuant to the Letter Agreement (and a modified payment schedule thereof) are summarized in Section 1 of Exhibit B hereto.

Additionally, absent your termination for Cause or voluntary resignation without Good Reason prior to the Resignation Date the Company will pay you the remainder of the retention payment contemplated by the retention agreement between you and the Company, dated July 14, 2022 via a separate check, when the Release becomes irrevocable. The total payments you will receive pursuant to this Resignation Letter are summarized in Section 2 of Exhibit B hereto.

If your employment with the Company terminates for any reason prior to the Resignation Date, other than for a termination without Cause (as defined in the Letter Agreement) as contemplated by this Resignation Letter, the effect of such termination shall be as provided in the Letter Agreement, except that a termination as a result of your death will be treated in the same manner as a termination without Cause for purposes of the payment specified in the “Severance Benefits” paragraph of the Letter Agreement, subject to the Release becoming irrevocable.

Thank you for your years of service and dedication to the Company. If you agree to the foregoing, kindly sign and return a duplicate copy of this Agreement to Maureen Paradine – SVP, Chief Human Resources Officer.

Very truly yours,

BARNES & NOBLE EDUCATION, INC.

By: /s/ Michael C. Miller
Name: Michael C. Miller
Title:     Executive Vice President, Corporate Development & Affairs and Chief Legal Officer

Accepted and Agreed to:

DAVID W.B. NENKE

By: /s/ David W.B. Nenke

Exhibit A

[Release Attached]

EXHIBIT A
GENERAL RELEASE AND WAIVER
1.     David W.B. Nenke (“Employee”) hereby acknowledges and agrees that Employee’s employment with Barnes & Noble Education, Inc. (together, the “Company”) terminated on December 6, 2022 (the “Termination Date”).
2.     Employee acknowledges and agrees that Employee’s executing this General Release and Waiver (“Release”) is a condition precedent to the Company’s obligation to pay (and the Employee’s right to retain) the payments and benefits set forth in the “Severance Benefits” paragraph of the employment letter agreement, dated as of February 19, 2021, between Employee and the Company (the “Employment Letter”), dated as of December 1, 2022, between Employee and the Company (the “Resignation Letter”) (such payments and benefits under the Employment Letter and the Resignation Letter are collectively referred to herein as the “Separation Benefit”), that the Separation Benefit is adequate consideration for this Release, and that any monetary or other benefits that, prior to the execution of this Release, Employee may have earned or accrued, or to which Employee may have been entitled, have been paid or such payments or benefits have been released, waived or settled by Releasor (as defined below) except as expressly provided in this Release.
3.     (a)     THIS SECTION PROVIDES A COMPLETE RELEASE AND WAIVER OF ALL EXISTING AND POTENTIAL CLAIMS EMPLOYEE MAY HAVE AGAINST EVERY PERSON AND ENTITY INCLUDED WITHIN THE DESCRIPTION BELOW OF “RELEASEE.” BEFORE EMPLOYEE SIGNS THIS RELEASE, EMPLOYEE MUST READ THIS SECTION CAREFULLY, AND MAKE SURE THAT EMPLOYEE UNDERSTANDS IT FULLY.
(b)     In consideration of Employee’s receipt and acceptance of the Separation Benefit from the Company, and on behalf of the Company and each Releasee (as defined below), Employee, on Employee’s behalf and on behalf of Employee’s heirs, executors, administrators, successors and assigns (collectively, “Releasor”), hereby irrevocably, unconditionally and generally releases the Company, its current and former officers, directors, shareholders, trustees, parents, members, managers, affiliates, subsidiaries, branches, divisions, benefit plans, agents, attorneys, advisors, counselors and employees, and the current and former officers, directors, shareholders, agents, attorneys, advisors, counselors and employees of any such parent, affiliate, subsidiary, branch or division of the Company and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing, each in their capacities as such (each, a “Releasee”), from or in connection with, and hereby waives and/or settles, except as provided in Section 3(c), any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever, whether or not related to employment, and which Releasor ever had, now has or hereafter can, shall or may have as of the date of this Release, including, without limitation, (i) any rights and/or claims arising under any contract, express or implied, written or oral, including, without limitation, the Employment Letter; (ii) any rights and/or claims arising under any applicable foreign, Federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices, including, without limitation, family and medical, and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, color, creed, national origin, sexual orientation, marital status, disability, medical condition, pregnancy, veteran status or any other unlawful bases, including, without limitation, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the

Employee Resignation Income Security Act of 1974, as amended, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar applicable statutes, orders, laws, ordinances, regulations or the like, or case law, of the State of New Jersey and any State in which any Releasee is subject to jurisdiction, or any political subdivision thereof, including, without limitation, the New York State Human Rights Law, the New York State Labor Law, the New York City Human Rights Law, the New Jersey Law Against Discrimination and the New Jersey Wage and Hour Law, and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes, orders, laws, ordinances, regulations or the like; (iii) any waivable rights and/or claims relating to wages and hours, including under state or local labor or wage payment laws; (iv) any rights and/or claims to benefits that Employee may have or become entitled to receive under any severance, termination, change of control, bonus or similar policy, plan, program, agreement or similar or related arrangements, including, without limitation, any offer letter, letter agreement or employment agreement between Employee and the Company; (v) any rights and/or claims that Employee may have to receive any equity in the Company (whether restricted or unrestricted) in the future; and (vi) and any rights and/or claims for attorneys’ fees. Employee agrees not to challenge or contest the reasonableness, validity or enforceability of this Release.
(c)     Notwithstanding the foregoing, Employee does not release any Releasee from any of the following rights and/or claims: (i) any rights and/or claims Employee may have that arise after the date Employee signs this Release; (ii) any rights and/or claims that by law cannot be waived by private agreement; (iii) Employee’s right to file a charge with or participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission (“EEOC”) or similar government agency; provided that even though Employee can file a charge or participate in an investigation or proceeding conducted by the EEOC or similar government agency, by executing this Release, Employee is waiving his ability to obtain relief of any kind from any Releasee to the extent permitted by law; (iv) Employee’s non-forfeitable rights to accrued benefits (within the meaning of Sections 203 and 204 of ERISA); (v) any rights and/or claims to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy or any right to indemnification, contribution, or defense pursuant to any Company bylaw or other policy; (vi) any rights and/or claims to enforce the Employment Letter or the Resignation Letter in accordance with their terms; and (vii) any rights as a stockholder of the Company.
4.     Nothing in or about this Release prohibits Employee from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, maintaining the confidentiality of a claim with a government agency that is responsible for enforcing a law; (ii) providing Confidential Information (as referenced in the Employment Letter) to the extent required by law or legal process or permitted by Section 21F of the Securities Exchange Act of 1934; or (iii) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding.
5.     Employee represents and warrants that Employee has not filed or commenced any complaints, claims, actions or proceedings of any kind against any Releasee with any Federal, state or local court or any administrative, regulatory or arbitration agency or body. Employee hereby waives any right to, and agrees not to, seek reinstatement or employment of any kind with any Releasee and, without waiver by any Releasee of the foregoing, the existence of this Release shall be a valid, nondiscriminatory basis for rejecting any such application or, in the event Employee obtains such employment, for terminating such employment. This Release and the Separation Benefit are not intended to be, shall not be construed as and are not, an admission or concession by any Releasee of any wrongdoing or illegal or actionable acts or omissions.

6.     (a)     Employee hereby represents and agrees that Employee shall keep confidential and not disclose orally or in writing, to any person, except as may be required by law or as publicly disclosed by the Company (e.g., in a Form 8-K), any and all information concerning the existence or terms of this Release and the amount of any payments made hereunder. Employee further agrees that, except as shall be required by law, Employee shall keep confidential and not disclose orally or in writing, directly or indirectly, to any person (except Employee’s immediate family, attorneys and accountant), any and all information concerning any facts, claims or assertions relating or referring to any experiences of Employee or treatment Employee received by or on behalf of any Releasee through the date of this Release.
(b)     If Employee is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any information covered by Section 6(a), Employee shall promptly notify the Company of such request or requirement so that the Company may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the disclosure, or, in the discretion of the Company, to waive compliance with the provisions of this Release. Employee shall use reasonable efforts, in cooperation with the Company or otherwise, to avoid or minimize the required disclosure and/or to obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, Employee is compelled to disclose such information or else stand liable for contempt or suffer other sanction, censure or penalty, Employee shall disclose only so much of such information to the party compelling disclosure as he believes in good faith on the basis of advice of counsel is required by law, and, to the extent reasonably practicable, Employee shall give the Company prior notice of such information he believes he is required to disclose.
7.     (a)     Employee shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning any Releasee. The Chief Executive Officer and the members of the Board of Directors shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning Employee.

(b)     Without limitation to the survival of any other terms of the Employment Letter subsequent to the end of Employee’s employment, the expiration or termination of the Employment Letter, and/or the execution and effectiveness of this Release, Employee and the Company expressly acknowledge that the Agreement Regarding Certain Terms and Conditions of Employment dated as of February 19, 2021, as amended (the “Agreement”) between Employee and the Company survive and shall remain in full force and effect.
8.     The covenants, representations and acknowledgments made by Employee in this Release shall continue to have full force and effect after the execution and effectiveness of this Release and the delivery of the Separation Benefit, and this Release shall inure to the benefit of each Releasee, and the successors and assigns of each of them, to the extent necessary to preserve the intended benefits of such provisions. If any section of this Release is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of this Release, which shall remain in full force and effect, and the provisions so held invalid or unenforceable shall be deemed modified as to give such provisions the maximum effect permitted by applicable law. The Company shall be excused and released from any obligation to make payment of the Separation Benefit, and Employee shall be obligated to return to the Company the Separation Benefit, in the event that Employee is found to have (a) made a material misstatement in any term, condition, covenant, representation or acknowledgment in this Release, or (b) Employee is found to have committed or commits a material breach of any term, condition or covenant in this Release. Notwithstanding any term or condition herein to the contrary, Employee remains subject to the Company’s Executive Incentive Compensation Clawback Policy (“Clawback

Policy”) and agrees that in the event of a Triggering Restatement (as defined in the Clawback Policy), Employee shall be subject to repayment of any Excess Incentive Based Compensation as defined in the Clawback Policy.
9.     This Release, the Employment Letter, the Agreement, and the Resignation Letter constitute the sole and complete agreement between the parties with respect to the matters set forth therein and supersedes all prior agreements, understandings and arrangements, oral or written, between Employee and the Company with respect to the subject matter thereof. This Release may not be amended or modified except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party may, by an instrument in writing, waive compliance by the other party with any term or provision of this Release to be performed or complied with by such other party.
10.     With respect to any claims or disputes under or in connection with this Release or any claims released under Section 3 of this Release, Employee and the Company hereby acknowledge and agree that Section 9 of the Agreement shall govern. Employee acknowledges that a breach or threatened breach of the provisions of this Release may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law, and that such violation may result in irreparable and continuing harm to the Company. Accordingly, Employee agrees that, in addition to any other remedy that the Company may have at law or in equity, the Company shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance and Employee hereby waives any requirements for security or posting of any bond in connection with such relief. No specification in this Release of any particular remedy shall be construed as a waiver or prohibition of any other remedies (including claims for damages) in the event of a breach or threatened breach of this Release.
11.     Employee agrees and acknowledges that (a) Employee has had an adequate opportunity to review this Release and all of its terms, (b) Employee understands all of the terms of this Release, which are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Releasee and (c) Employee has agreed to and/or entered into this Release and all of the terms hereof, knowingly, freely and voluntarily.
12.     By executing this Release, Releasor acknowledges that (a) Employee has been advised by the Company to consult with an attorney before executing this Release; (b) Employee was provided adequate time (i.e., at least 21 days) to review this Release and to consider whether to sign this Release and (c) Employee has been advised that Employee has 7 days following execution to revoke this Release (“Revocation Period”). Notwithstanding anything to the contrary contained herein or in the Employment Agreement or the Resignation Letter, this Release shall not be effective or enforceable, and the Separation Benefit is not payable and shall not be delivered or paid by the Company, until the Revocation Period has expired and provided that Employee has not revoked this Release. Employee agrees that any revocation shall be made in writing and delivered to Maureen Paradine, Senior Vice President, Chief Human Resources Officer, Barnes & Noble Education, Inc., 990 Stewart Avenue, Suite 520, Garden City, NY 11530. Employee acknowledges that revocation of this Release shall result in the Company’s not having an obligation to pay the Separation Benefit.

Signature:________________________            Date:____________________
David W.B. Nenke

Exhibit B

1.The total payment pursuant to the “Severance Benefits” paragraph of the Letter Agreement is $550,000, which consists of one times the sum of your base salary of $550,000.

2.The total payment pursuant to the Resignation Letter is $650,000 which consists of (i) $550,000 pursuant to the “Severance Benefits” in the Letter Agreement (as set forth in Section 1 above) and (ii) the remaining retention payment of $100,000.

3.The payments contemplated by this Resignation Letter will be made on January 13, 2023, which is the first regularly scheduled pay period of 2023.